UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 23, 2009

R&G Financial Corporation
(Exact name of registrant as specified in its charter)

Puerto Rico	001-31381	66-0532217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
290 Jesús T. Piñero Ave.
Hato Rey, San Juan, Puerto Rico 00918
(Address of principal executive offices and zip code)
(787) 758-2424
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On October 23, 2009, the Board of Directors of R-G Premier Bank of Puerto Rico (the “Bank”), the wholly-owned Puerto Rico banking subsidiary of R&G Financial Corporation (the “Company”), entered into a Stipulation and Consent to the Issuance of an Amended Order to Cease and Desist with the Federal Deposit Insurance Corporation (the “FDIC”). The FDIC Amended Order to Cease and Desist (the “FDIC Amended Order”) was issued and became effective on such date. The Commissioner of Financial Institutions for the Commonwealth of Puerto Rico (the “Commissioner”) and the Bank have also agreed as of the same date that the issuance of the FDIC Amended Order shall be binding upon the Commissioner and the Bank with the same legal effect as if the Commissioner had issued a separate order (the “Commissioner’s Amended Order” and, along with the FDIC Amended Order, the “Amended Orders”).
     The Amended Orders require the Bank to, among other things, take the following affirmative actions:
•	engage an independent consultant to analyze and assess the Bank’s management and staffing needs, the independence and performance of the Bank’s directors and senior executive officers and the appropriateness of all current and deferred compensation paid to such senior executive officers, and to act on recommendations resulting therefrom;

•	file with the FDIC and the Commissioner within the proscribed time period a three-year strategic plan which takes into account the plans, policies and other actions required by the Amended Orders and provides an assessment of the Bank’s current financial condition along with short-term goals and operating plans to comply with the terms of the Amended Orders as well as intermediate and long-range goals and project plans;

•	file with the FDIC and the Commissioner within proscribed time periods (i) a profit plan, (ii) a liquidity/asset/ liability and funds management plan, (iii) a classified assets plan, (iv) a commercial real estate concentration plan, (v) a revised independent loan review program, and (vi) a revised program for internal audit and control;

•	maintain a Tier 1 leverage ratio of not less than 6% and a total risk-based capital ratio of not less than 10% as of the effective date of the Amended Orders, which increases to 6.75% and 11%, respectively, as of March 31, 2010, and which further increases to 8% and 12%, respectively, as of June 30, 2010; and

•	review and adjust, as required, the Bank’s allowance for loan and lease losses taking into account the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of the potential for loan losses in the Bank’s portfolio, and current economic conditions.
     While the Amended Orders are in effect, the Bank cannot declare or pay dividends or any other form of payment representing a reduction in capital without the prior written permission of the FDIC and the Commissioner. The Bank must also refrain from making any distributions of interest, principal or other sums on its subordinated debentures without the prior written permission of the FDIC and the Commissioner. The Bank has historically paid dividends to the Company in order for the Company to fund its dividend obligations on its common stock and preferred stock as well as its trust preferred securities. As previously disclosed on March 31, 2006, the Board of Directors of the Company suspended the payment of dividends on it common stock and on April 25, 2008, the Company suspended dividends on the Company’s preferred stock and deferred interest payments on its subordinated debentures issued to the Company’s trusts which funded outstanding trust preferred securities.
     Finally, the Amended Orders require the Bank and its affiliates to only engage in transactions with each other which comply with applicable federal affiliate transactions regulations. Under the Amended Orders, the Bank and its affiliates are permitted to continue to conduct business with each other under any transactions or agreements which were previously approved by the FDIC in connection with the 2006 Order.
     Even though the Bank remains “well capitalized” by prompt corrective action standards as of September 30, 2009, by virtue of its entry into the Amended Orders, the Bank is deemed by regulation to be “adequately capitalized” and consequently prohibited from accepting, renewing or rolling brokered deposits without a specific waiver from the FDIC. Concurrent with the FDIC Amended Order, the FDIC has granted the Bank a renewable waiver from the blanket restrictions on brokered deposits contained in the regulations.

     A copy of the FDIC Amended Order and the Commissioner’s Amended Order are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.
Item 9.01 Financial Statements And Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not Applicable.

(d)	Exhibits.
99.1	FDIC Amended Order to Cease and Desist dated October 23, 2009.

99.2	Commissioner’s Amended Order to Cease and Desist dated October 23, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION
Date: October 23, 2009	By:	/s/ ROLANDO RODRIGUEZ
Rolando Rodriguez
President and Chief Executive Officer